Exhibit 10.15

Offer of Employment

September 30, 2009

Mr. John H. Costello

4716 Northside Drive

NW Atlanta, GA 30327

Dear John,

On behalf of Dunkin’ Brands, Inc. (the “Company”), I am pleased to offer you employment on the terms set forth below.

This offer of employment is contingent upon the satisfactory completion of:

•      a background screening,

•      reference checks regarding your past employment,

•      satisfactory completion of all legal documents including non-competition and intellectual property protection documents, and

•      documented release from all binding non-competition agreements (Dunkin’ Brands, Inc. reserves the right to verify status of agreements and releases).

Position

You will serve in a full-time capacity as Chief Global Customer and Marketing Officer reporting directly to Nigel Travis, Chief Executive Officer.

Start Date

Your anticipated start date is still to be determined but anticipated no later than Thursday, October 1, 2009. You will work in the capacity of “Consultant” until your new position becomes affective on October 8, 2009.

Cash Compensation

Base Salary

You will be paid a bi-weekly salary of $19,230.77 which is equivalent to $500,000.00 on an annual basis, payable in accordance with Dunkin’ Brands’ standard payroll practices for salaried employees.

Your base salary will be reviewed annually, based on market competitiveness and performance, and may be adjusted at that time.

Short-Term Incentive

In addition to your base salary, you will be eligible to participate in the Dunkin’ Brands’ Executive Short-Term Incentive (STI) Plan with a target of 50% of your annual salary. The actual percentage of your Short-Term Incentive will be paid on a prorated basis based upon days employed during the 2009 Plan year, as well as Dunkin’ Brands’ overall performance, your individual job performance, your ability to meet established goals and objectives, and the terms of the plan as they exist at any given time. A participation letter as well as a plan document, which explains the program in detail, will be provided to you at a later date.

Please note that for 2009, Company goals have been established to provide for Short Term Incentive plan funding at both Budget and Target levels. While achievement of Target goals provides an opportunity for 100% funding of the Short Term Incentive, achievement of goals at the Budget level for 2009 will provide for a level of funding that is approximately 44% of the total award opportunity, prorated accordingly as stated above.

Long-Term Incentive

You will be eligible to participate in the Dunkin’ Brands’ 2006 Executive Incentive Plan. You will be recommended for a grant of 400,000 shares of Restricted Stock at the then current valuation as of the date of the grant. This grant is subject to approval of the Board of Directors at the first grant meeting following your first day of employment. A Restricted Stock Agreement containing the terms and conditions of this grant and a plan document that governs the Plan will be provided to you at a later date.

Other Compensation

Flexible Perquisite Allowance

You will be entitled to a flexible perquisites allowance of $20,000.00 per annum paid bi-weekly ($769.23).

Board Memberships

It has been agreed that while you are employed by Dunkin Brands, Inc. you will continue to serve on one external board as well as three charitable boards. Currently you are serving with Ace Hardware and the American Film Institute, Yellowstone Park Foundation and Grand Teton Music Festival. If you choose to resign from one of these boards and pursue different memberships you agree to consult with your CEO to agree appropriate board memberships.

Relocation

You will be eligible for relocation from Atlanta, GA to the Canton, MA area. Our expectation is that you will complete your relocation within 12 months of your hire date. Specifically, you will be eligible for movement of household goods as well as an allowance of $150,000.00 for rental reimbursement. This allowance will be paid to you over an 18 month time period in equal installments of $3846.15 for 39 pay periods beginning November 1, 2009. All required taxes will be deducted from each payment.

Benefits

Dunkin’ Brands offers an attractive benefits program. Upon election, medical and dental coverage is effective the first of the month following your start date. Most company-paid benefits are effective upon hire. Employee elected benefit contributions are handled via payroll deduction.

Insurance

You will be eligible for medical, dental and disability coverage and various life insurance programs. Details are attached.

Retirement

Dunkin’ Brands will provide you with the opportunity to participate in the Company’s 401(k) plan for retirement savings.

Deferred Compensation

You will be eligible to participate in the 2005 Non-Qualified Deferred Compensation Plan. The plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement. Details are attached.

Vacation

You will begin eligible to accrue vacation at a rate of 3 weeks per year as of your first day of employment with the company.

Proof of Right to Work

For purposes of federal immigration law, you will be required to provide to Dunkin’ Brands documentary evidence of your identity and eligibility for employment in the United States within (3) business days of your date of hire.

Period of Employment

Your employment with Dunkin’ Brands will be “at will”, meaning that this offer of employment does not constitute a contract of employment. If employed, you may elect to resign at any time and Dunkin’ Brands may elect to terminate your employment at any time for any reason.

Severance

In the event of your termination by Dunkin’ Brands for something other than “cause”, you will be eligible for severance equal to 12 months of your then-current base compensation, conditioned on the return of a full release of claims by you. “Cause” means fraud; material neglect (other than as a result of illness or disability) of your duties to Dunkin’ Brands; conduct that is not in the best interest of, or injurious to, Dunkin Brands; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude.

Without our receipt of the full release of claims, you will not be entitled to the aforementioned severance, which is in lieu of and replaces the Dunkin’ Brands’ Severance Program generally applicable to eligible Dunkin’ Brands employees.

Code of Conduct/Non-Compete

Before you make your decision regarding this position, you should carefully review the attached Code of Conduct that you will be required to adhere to once employed by Dunkin’ Brands. As set forth in the conflict of interest section, you will be expected to devote your full-time and attention to Dunkin’ Brands and not be actively involved in any other business.

While you are employed by Dunkin’ Brands, the Company (Dunkin’ Brands, Inc.) will not utilize the services of any business in which you have held an ownership interest. Further, you will have to recuse yourself from any hiring decision involving an employee or former employee of a business in which you have held an ownership interest.

Consistent with other senior executives, you will be asked to sign a Non-Compete Agreement with the Company. That document will be provided to you under separate cover.

Entire Agreement

This offer of employment contains all of the terms of your employment with Dunkin’ Brands, Inc. and supersedes any prior understandings or agreements, whether oral or written, between you and Dunkin’ Brands.

Term

This offer will expire at 5:00PM on Thursday, October 8, 2009.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed letter and returning it to me. We look forward to your decision to join Dunkin’ Brands.

Sincerely,

Nigel Travis

Chief Executive Officer

Dunkin’ Brands, Inc.

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT:

9/30/09
Date
cc: Christine Deputy Personnel File